Free Writing Prospectus Dated June 28, 2011 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

Important Information

ETNs or other securities mentioned in this Website may not be suitable or appropriate for all investors or in all geographical areas. Your particular needs, investment objectives and financial situation were not taken into account in the preparation of this website and the materials contained herein.
You must make your own independent decisions regarding any ETNs or other securities mentioned herein. The information on the ETNs does not constitute a specific recommendation to buy any security.

The information on the ETNs offered in this website is not, and is not intended to be, a complete discussion of all relevant, material information. If you are considering an investment in one or more ETNs, you should refer to the applicable ETN pricing supplement, prospectus supplement and accompanying prospectus (offering materials) and should consult with your legal, tax and financial advisors prior to deciding whether to invest in ETNs. In the event of any inconsistency between this website, any other materials and the offering materials for a particular offering of ETNs, you should rely on the applicable offering materials in evaluating that offering. Please review the other terms and conditions relating to this website for additional important legal and other information relating to the ETNs.

Investments in securities such as ETNs require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. We and/or our affiliated companies may make a market or deal as principal in the ETNs or other securities mentioned in this document or in options, futures, or other derivatives based thereon.

Any performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein.
Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions.

Any term sheets, pricing supplements, fact sheets or other offering materials are provided solely for your convenience and are not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to local law.

ETNs may be sold throughout the day on the exchange through any brokerage account.  There are significant minimum size requirements on the number of ETNs you may require us to repurchase directly as specified in the relevant pricing supplement. Brokerage commissions may apply when buying or selling ETNs and there are tax consequences in the event of sale, early repurchase, issuer redemption or maturity of ETNs. Sales in the secondary market may result in significant losses.

Neither the SEC nor any state securities commission has approved or disapproved of the ETNs or passed upon the adequacy of any offering materials on the
Website. Any representation to the contrary is a criminal offense.

Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in the ETNs and/or instruments underlying, or related to, them, and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation.

The materials on this website may not be distributed in any jurisdiction where it is unlawful to do so. The products described on this website are not intended to be marketed, sold or made available for offer or sale in jurisdictions where it is unlawful to do so. Persons accessing these pages are required to inform themselves about and to observe any such restrictions, and such investors will not be able to purchase the securities described.

Selected ETN Risks and Considerations:

[] Loss of principal -- the ETNs do not generally pay regular, periodic coupons and do not guarantee that investors will receive any return of their principal investment at maturity. Investors may lose up to 100% of their original investment.
[] Credit risk -- the ETNs are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely

affect the market value of the ETNs.
[] Reference index risk -- the return on each ETN is linked to the performance of the relevant reference index, which, in turn, is linked to the prices of the constituent assets underlying such index. These prices are determined based on a variety of market and economic factors and may change unpredictably, affecting the value of the underlying index and, consequently, the value of the
ETNs.
[] No voting rights -- investing in the ETNs is not equivalent to investing in the constituent assets underlying the reference indices. As an investor in the
ETNs, you will not have voting rights and may not have any rights to receive dividends or other distributions or any other rights with respect to the constituent assets underlying the reference indices.
[] Listing and Liquidity -- the ETNs may not have an active secondary trading market and may not continue to be listed over their term.
[] Repurchase right risk -- any rights that holders of ETNs may have to elect to require the Issuer to repurchase their ETNs may be subject to substantial minimum size requirements and certain other limitations, including potential repurchase fees and procedures as specified in the relevant ETN pricing supplement. Investors will not know how much they will receive upon any early repurchase at the time they elect to require the Issuer to repurchase the ETNs.
[] Concentrated investment risk -- the constituent assets underlying the reference indices may be concentrated (for example, in a specific sector, strategy, country or industry, or a limited population of underlying constituents).
[] Fees -- the tracking fee will reduce the amount payable on the ETNs at maturity or upon any earlier repurchase. Assuming no changes in the level of the relevant reference index, other market conditions or any other relevant factors, the price, if any, at which MS and Co.  or any other purchaser is willing to purchase the ETNs at any time in the secondary market will likely be lower than the original issue price, as a result of fees, dealer discounts, mark-ups or other transaction costs. [] Hedging activity -- Morgan Stanley's hedging activity relating to the ETNs may adversely affect the levels of the reference indices, which may in turn adversely affect the value of the ETNs or the amount investors receive on their maturity or earlier repurchase.
[] Issuer call right -- Morgan Stanley will have the right to elect to redeem all, but not less than all, of an outstanding ETN, which may result in a loss of some or all of your original amount invested.
[] Acceleration right -- The ETNs may be accelerated and mandatorily repurchased by the Issuer, resulting in a loss of some or all of your investment.

Morgan Stanley ETNs are debt securities subject to credit risk and not equivalent to exchange traded funds or ETFs that are typically registered investment companies that hold an underlying portfolio of securities.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section of the pricing supplement for the ETNs and the prospectus supplement and prospectus that accompany such pricing supplement.

U.S. Treasury Circular 230 Notice:
Morgan Stanley does not render advice on tax and tax accounting matters to clients.
This information was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under US federal tax laws.

"Cushing[R]" is a registered trademark of Swank Capital, LLC and the Cushing[R]
MLP High Income Index is the property of Swank Capital, LLC. The use of both is granted under a license from Swank Capital, LLC. Swank Capital, LLC has contracted with Standard and Poors Financial Services LLC ("SandP") to maintain and calculate the Cushing[R] MLP High Income Index. Standard and Poor's and SandP are
registered trademarks of Standard and Poor's Financial Services LLC "Calculated
by SandP Custom Indices" and its related stylized mark(s) are service marks of
Standard and Poor's Financial Services LLC, and have been licensed for use by
Swank Capital, LLC. Swank Capital, LLC and SandP and their respective affiliates shall have no liability for any errors or omissions in calculating the
Cushing[R] MLP High Income Index. The ETNs are not issued, sponsored, endorsed, sold or promoted by Swank Capital LLC or its affiliates. Swank Capital, LLC makes no representation or warranty, express or implied, to the owners of ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the
Cushing[R] MLP High Income Index to track general market performance. Swank
Capital, LLC's only relationship to the ETNs is the licensing of the Cushing[R]
MLP High Income Index, which is determined, composed and calculated without regard to the ETNs. Swank Capital, LLC has no obligation to take the needs of the owners of ETNs into consideration in determining, composing or calculating the Cushing[R] MLP High Income Index. Swank Capital, LLC is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of ETNs to be issued or in the determination or calculation of the equation by which the ETNs are to be converted into cash. Swank Capital, LLC has no obligation or liability in connection with the issuance, administration, marketing or trading of the ETNs.

Morgan Stanley has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for any offering to which this material relates. Before you invest, you should read the prospectus in that registration statement, the applicable pricing supplement, prospectus supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan
Stanley will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649, or you may request a copy from any other dealer participating in the offering.

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